Exhibit 99.2
Third quarter fiscal 2024 letter to shareholders

Exhibit 99.2
Dear shareholders,
In our fiscal third quarter, we were pleased to maintain the positive year-over-year gains we have made in several of our key metrics, including gross margins and adjusted EBITDA1.
Our results reflect continued progress related to the transformation of our direct store delivery (DSD) business. During the third quarter, we continued consolidation of our roasting and production operations to our Portland, Oregon facility and made significant strides related to our brand pyramid and SKU rationalization projects. We are also beginning to see positive trend changes in customer retention as a result of our new sales structure, which we implemented earlier in the fiscal year. We believe a return to customer growth will follow continued improvements to in-stock positions and equipment service.
We are building a foundation to support long-term profitable growth and value creation and we remain confident in becoming free cash flow2 positive in early fiscal 2025. There is still much work to be done so we do not expect our results to be linear quarter to quarter.
Third quarter fiscal 2024 financial results
Please note, results for the third quarter of fiscal 2024 are reported on a continuing operations basis, reflecting the performance of our DSD business in the current and prior year periods. You should refer to our Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) today, May 9, 2024, for further information regarding the respective performance of our discontinued and continuing operations.
Third quarter fiscal 2024 sales were $85.4 million compared to $85.7 million in the third quarter of fiscal 2023. Overall, net sales decreased slightly on a year-over-year basis due to a reduction in unit sales, which was largely offset by higher pricing.
Gross margins increased 660 basis points on a year-over-year basis to 40.1% compared to 33.5% for the third quarter of the prior year. Gross profit during the quarter increased $5.5 million to $34.2 million, or 19% on a year-over-year basis, compared to $28.8 million for the third quarter of fiscal 2023. The increase in gross margin was primarily due to improved pricing and a decrease in underlying commodity cost compared to the prior year period.
Operating expenses decreased slightly from $35.6 million in the third quarter of fiscal 2023 to $34.7 million in the third quarter of fiscal 2024. This decrease was due to a $2.3 million increase in net gains associated with the sale of branch properties and other assets, partially offset by a $1.3 million increase in selling expenses and a $0.2 million increase in general and

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.                         2

Exhibit 99.2
administrative (G&A) expenses during the third quarter. The selling expense increase was primarily due to additional costs related to healthcare benefits, vehicle rent expense and other benefit-related expenses, which were partially offset by a decrease in advertising-related expense.
Net income from continuing operations moved to a loss of $0.7 million in the third quarter of fiscal 2024 compared to a loss of $6.9 million during the prior year period, an improvement of approximately $6.2 million.
Our capital expenditures for the quarter were flat compared to the prior year at $3.4 million. In fiscal 2024, we anticipate between $12 and $15 million in total capital expenditures. We expect to finance these expenditures through cash flow from operations and borrowings under our credit facility.
Adjusted EBITDA1 for the third quarter remained positive for the second consecutive quarter at $0.3 million compared to a loss of $0.6 million in the third quarter of fiscal 2023.
As of March 31, 2024, we had $5.5 million of unrestricted cash and cash equivalents and $0.2 million in restricted cash. Additionally, we had outstanding borrowings of $23.3 million, utilized $4.6 million of the letters of credit sub-limit and had $30.5 million of availability under our revolver credit facility. We believe we are adequately capitalized and expect to achieve our goal to be free cash flow2 positive in early fiscal 2025.
Strategic and operational update
With one of the largest DSD networks in the country, Farmer Brothers remains focused on delivering the high-quality coffee, tea and culinary products and equipment service which has set us apart for more than 110 years. From local restaurants and convenience store chains to entertainment venues and five-star hotels, Farmer Brothers is committed to providing the right product at the right price at the right time for our wide-ranging customer base.
We made significant strides during the third quarter in redefining our tiered coffee offerings and simplifying our SKU list. This change to our brand pyramid is designed to create clearly defined traditional, premium and specialty coffee lines within our product catalog and simplify our offerings and the overall customer experience. It will also remove SKU redundancies across our previous product lines, creating additional operational and cost efficiencies for the organization and streamline our inventory and sales approach.
As we continue this work, we are encouraged to see our planning and production teams have been able to improve scheduling, resulting in better in-stock and delivery capabilities. As of the third quarter we now have more inventory in SKUs related to our new tiered coffee offerings than those of our previous catalog. We expect to complete this transition by the end of the first quarter of fiscal 2025.
We are also continuing to invest in technology upgrades to drive efficiency and better serve our customers. During the third quarter, we completed an upgrade of handheld devices for our route sales representatives, which is expected to drive better inventory management, invoicing and customer service.
Our customer retention rate has vastly improved compared to the prior year. Our focus on improving key elements of our value proposition to acquire and retain profitable customers is beginning to bear fruit.
1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
Lastly, as we continue to focus on right sizing our operations, we signed a long-term lease in late March for our new headquarters in Fort Worth, Texas. This space better aligns with our current business needs. We expect to complete the move to our new location by the end of fiscal 2024.
Outlook and closing
We are proud of the strides we have made and the early wins we have achieved related to our DSD transformation, but we are not done yet. We firmly believe in the sustainable, long-term potential of Farmer Brothers to generate significant shareholder value. Change of this magnitude, however, takes time and patience as we continue to implement deliberate and foundational changes to generate efficiencies which will drive long-term success.
As a result, we do not expect progress in our financial results to be linear quarter to quarter as we execute and focus on measured, strategic long-term growth. However, we remain confident we are well positioned to achieve free cash flow2 positivity in early fiscal 2025.
This year has been one of tremendous change for our organization and we fully believe there is still opportunity for further optimization and growth as we remain focused on:
•Driving customer retention and growth
•Improving our cost structure and delivering incremental margin improvement
•Increasing market penetration for new, on-trend products
•Completing the transitional services associated with our direct ship sale
We want to thank our team members for their tireless work and dedication, as well as the continued support of our partners, customers and shareholders.

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
Investor conference call
Farmer Brothers will publish its fiscal third quarter 2024 financial results for the period ended March 31, 2024 with the filing of its 10-Q and the issuing of its quarterly shareholder letter, both of which will be posted on the Investor Relations section of its website after the close of market Thursday, May 9, 2024.
The company will also host an audio-only investor conference call and webcast at 5 p.m. Eastern on Thursday, May 9, 2024, to provide a review of the quarter and business update. Callers who pre-register will be emailed dial-in details and a unique PIN to gain immediate access to the call and bypass the live operator. An audio-only replay of the webcast will be archived for at least 30 days on the Investor Relations section of the company’s website and will be available approximately two hours after the end of the live webcast.
About Farmer Brothers
Founded in 1912, Farmer Brothers is a national coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and culinary products. The company’s product lines include organic, Direct Trade and sustainably produced coffee, as well as tea, cappuccino mixes, spices and baking/biscuit mixes.
Farmer Brothers delivers extensive beverage planning services and culinary products to a wide variety of U.S.-based customers, ranging from small independent restaurants and foodservice operators to large institutional buyers, such as restaurant, department and convenience store chains, hotels, casinos, healthcare facilities and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products and foodservice distributors. The company’s primary brands include Farmer Brothers, Boyd’s, Cain’s, China Mist and West Coast Coffee.
Forward-looking statements
This letter and other documents we file with the Securities and Exchange Commission (SEC) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), that are based on current expectations, estimates, forecasts and projections about us, our future performance, financial condition, products, business strategy, beliefs and management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. These forward-looking statements can be identified by the use of words, such as anticipates, estimates, projects, expects, plans, believes, intends, will, could, may, assumes and other words of similar meaning. These statements are based on management’s beliefs, assumptions, estimates and observations of future events based on information available to our management at the time the statements are made and include any statements that do not relate to any historical or current fact. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements due in part to the risks, uncertainties and assumptions set forth in this letter and Part I, Item 1A. Risk Factors as well as Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our annual report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on Sept. 2, 2023, as amended the 10-K/A on Oct. 27, 2023, as amended, the 2023
1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
Form 10-K), as well as those discussed elsewhere in this letter and other factors described from time to time in our filings with the SEC.
Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, severe weather, levels of consumer confidence in national and local economic business conditions, the impact of labor market conditions, the increase of costs due to inflation, an economic downturn caused by any pandemic, epidemic or other disease outbreak, comparable or similar to COVID-19, the success of our turnaround strategy, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, our ability to meet financial covenant requirements in our credit facility, which could impact, among other things, our liquidity, the relative effectiveness of compensation-based employee incentives in causing improvements in our performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of our business and achievement of financial metrics related to those plans, our success in retaining and/or attracting qualified employees, our success in adapting to technology and new commerce channels, the effect of the capital markets, as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, including any effects from inflation, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks, uncertainties and assumptions described in the 2023 Form 10-K or otherwise described from time to time in our filings with the SEC.
Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this letter and any other public statement made by us, including by our management, may turn out to be incorrect. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required under federal securities laws and the rules and regulations of the SEC.

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023

Net sales	$85,358	$85,723	$256,698	$254,468
Cost of goods sold	51,127	56,968	155,571	167,671
Gross profit	34,231	28,755	101,127	86,797
Selling expenses	28,001	26,693	82,970	78,081
General and administrative expenses	9,581	9,424	32,066	27,239
Net gains from sale of assets	(2,883)	(557)	(15,806)	(7,685)
Operating expenses	34,699	35,560	99,230	97,635
(Loss) income from operations	(468)	(6,805)	1,897	(10,838)
Other (expense) income:
Interest expense	(1,849)	(2,227)	(5,978)	(6,155)
Other, net	1,635	2,135	4,830	(82)
Total other expense	(214)	(92)	(1,148)	(6,237)
(Loss) income from continuing operations before taxes	(682)	(6,897)	749	(17,075)
Income tax expense	—	30	32	113
(Loss) income from continuing operations	(682)	(6,927)	717	(17,188)
Loss from discontinued operations, net of income taxes	—	(4,496)	—	(15,216)
Net (loss) income	$(682)	$(11,423)	$717	$(32,404)
(Loss) income from continuing operations available to common stockholders per common share, basic and diluted	$(0.03)	$(0.34)	$0.03	$(0.88)
Loss from discontinued operations available to common stockholders per common share, basic and diluted	$—	$(0.23)	$—	$(0.78)
Net (loss) income available to common stockholders per common share, basic and diluted	$(0.03)	$(0.57)	$0.03	$(1.66)
Weighted average common shares outstanding—basic	21,104,728	19,923,577	20,743,861	19,467,022
Weighted average common shares outstanding—diluted	21,104,728	19,923,577	20,948,329	19,467,022

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	March 31, 2024	June 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$5,524	$5,244
Restricted cash	175	175
Accounts receivable, net of allowance for credit losses of $710 and $416, respectively	32,785	45,129
Inventories	54,394	49,276
Short-term derivative assets	13	68
Prepaid expenses	4,482	5,334
Assets held for sale	3,284	7,770
Total current assets	100,657	112,996
Property, plant and equipment, net	33,973	33,782
Intangible assets, net	11,783	13,493
Right-of-use operating lease assets	30,884	24,593
Other assets	1,804	2,917
Total assets	$179,101	$187,781
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	42,867	60,088
Accrued payroll expenses	10,895	10,082
Right-of-use operating lease liabilities - current	13,591	8,040
Short-term derivative liability	306	2,636
Other current liabilities	3,064	4,519
Total current liabilities	70,723	85,365
Long-term borrowings under revolving credit facility	23,300	23,021
Accrued pension liabilities	19,123	19,761
Accrued postretirement benefits	795	763
Accrued workers’ compensation liabilities	2,504	3,065
Right-of-use operating lease liabilities - noncurrent	17,850	17,157
Other long-term liabilities	1,661	537
Total liabilities	$135,956	$149,669
Commitments and contingencies
Stockholders’ equity:
Common stock, $1.00 par value, 50,000,000 shares authorized; 21,264,327 and 20,142,973 shares issued and outstanding as of March 31, 2024 and June 30, 2023, respectively	21,266	20,144
Additional paid-in capital	79,525	77,278
Accumulated deficit	(25,764)	(26,479)
Accumulated other comprehensive loss	(31,882)	(32,831)
Total stockholders’ equity	$43,145	$38,112
Total liabilities and stockholders’ equity	$179,101	$187,781
1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Nine Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$717	$(32,404)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	8,675	16,725
Gain on settlement related to Boyd's acquisition	—	(1,917)
Net gains from sale of assets	(17,019)	(7,685)
Net losses on derivative instruments	363	1,189
401(k) and share-based compensation expense	3,368	6,237
Provision for credit losses	551	535
Change in operating assets and liabilities:
Accounts receivable, net	13,007	(7,698)
Inventories	(5,119)	17,363
Derivative (liabilities) assets, net	(594)	(3,751)
Other assets	2,035	(510)
Accounts payable	(17,203)	12,101
Accrued expenses and other	(1,933)	(6,468)
Net cash used in operating activities	(13,152)	(6,283)
Cash flows from investing activities:
Sale of business	(1,214)	—
Purchases of property, plant and equipment	(10,267)	(11,113)
Proceeds from sales of property, plant and equipment	24,847	11,507
Net cash provided by investing activities	13,366	394
Cash flows from financing activities:
Proceeds from Credit Facilities	6,279	54,000
Repayments on Credit Facilities	(6,000)	(50,167)
Payments of finance lease obligations	(144)	(144)
Payment of financing costs	(69)	(363)
Net cash provided by financing activities	66	3,326
Net increase in cash and cash equivalents and restricted cash	280	(2,563)
Cash and cash equivalents and restricted cash at beginning of period	5,419	9,994
Cash and cash equivalents and restricted cash at end of period	$5,699	$7,431

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$11,039	$3,487
Non-cash issuance of ESOP and 401(K) common stock	595	793
Non cash additions to property, plant and equipment	19	167

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
Non-GAAP Financial Measures
In addition to net loss determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income from continuing operations excluding the impact of:
•income tax expense;
•interest expense; and
•depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income from continuing operations excluding the impact of:
•income tax expense;
•interest expense;
•depreciation and amortization expense;
•401(k) stock match, ESOP and share-based compensation expense;
•gain on settlement with Boyd’s sellers;
•net (gains) losses from sales of assets;
•loss related to sale of business; and
•severance costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have not adjusted for the impact of interest expense on our pension and postretirement benefit plans.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net (loss) income from continuing operations to EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2024	2023	2024	2023
(Loss) income from continuing operations, as reported	$(682)	$(6,927)	$717	$(17,188)
Income tax expense	—	30	32	113
Interest expense (1)	635	1,061	2,334	2,659
Depreciation and amortization expense	2,883	3,093	8,675	9,798
EBITDA	$2,836	$(2,743)	$11,758	$(4,618)
EBITDA Margin	3.3%	(3.2)%	4.6%	(1.8)%
____________
(1)Excludes interest expense related to pension plans and postretirement benefit plans.
1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.

Exhibit 99.2
Set forth below is a reconciliation of reported net (loss) income from continuing operations to Adjusted EBITDA (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands)	2024	2023	2024	2023
(Loss) income from continuing operations, as reported	$(682)	$(6,927)	$717	$(17,188)
Income tax expense	—	30	32	113
Interest expense (1)	635	1,061	2,334	2,659
Depreciation and amortization expense	2,883	3,093	8,675	9,798
401(k), ESOP and share-based compensation expense	422	1,572	3,324	6,071
Gain on settlement with Boyd's sellers (2)	—	—	—	(1,917)
Net gains from sale of assets	(2,883)	(557)	(17,020)	(7,685)
Loss related to sale of business (3)	—	—	1,214	—
Severance costs	(104)	1,149	2,856	1,441
Adjusted EBITDA	$271	$(579)	$2,132	$(6,708)
Adjusted EBITDA Margin	0.3%	(0.7)%	0.8%	(2.6)%
________
(1) Excludes interest expense related to pension plans and postretirement benefit plans.
(2) Result of the settlement related to the acquisition of Boyd Coffee Company which included the cancellation of shares of Series A Preferred Stock and settlement of liabilities.
(3) Result of the settlements related to the divestiture of Direct Ship business which included gains related to coffee hedges and settlement of liabilities.

1 Adjusted EBITDA is a non-GAAP measure. Please refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation of Adjusted EBITDA and other related non-GAAP measures to comparable GAAP measures.
2 Free cash flow is a non-GAAP measure defined as net cash (used in) provided by operating activities less capital expenditures.